UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2007
DIGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Clopper Road
Gaithersburg, Maryland	20878

(Address of principal executive offices)	(Zip Code)
(301) 944-7000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On July 30, 2007, Digene Corporation (“Digene”) merged with and into Energy Merger Sub, Inc., a wholly owned subsidiary of QIAGEN N.V. (the “Merger”). The transaction completed the acquisition of Digene by QIAGEN, pursuant to the Agreement and Plan of Merger, dated as of June 3, 2007 (the “Merger Agreement”), by and between QIAGEN, QIAGEN North American Holdings, Inc., QIAGEN MERGER SUB, LLC and Digene. In the Merger, each outstanding share of Digene common stock (other than shares owned by QIAGEN or any of its affiliates, or shares held by a Digene stockholder who perfects his, her or its appraisal rights in connection with the Merger) has been converted into the right to receive, at the Digene stockholder’s election either (1) $61.25 in cash or (2) 3.545 QIAGEN common shares, subject to pro-ration so that the total consideration issued for Digene common stock consists of 55% cash and 45% QIAGEN common shares. As a result of the Merger, QIAGEN has acquired the business and assets of Digene.
Item 8.01. Other Events.
     In connection with the Merger and at the request of Digene, NASDAQ has suspended trading of Digene common stock on July 30, 2007.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated as of June 3, 2007, by and among QIAGEN N.V., QIAGEN North American Holdings, Inc., QIAGEN MERGER SUB, LLC, and Digene Corporation (incorporated by reference to Exhibit 2.1 to Digene’s Current Report on Form 8-K filed on June 4, 2007).

2.2*	Certificate of Ownership and Merger of Digene Corporation into Energy Merger Sub, Inc., as filed with the Secretary of State of the State of Delaware on July 30, 2007.

*	Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGENE CORPORATION (Registrant)
	By:	/s/ Peer M. Schatz
Date: July 30, 2007		Name:	Peer M. Schatz
		Title:	Chief Executive Officer